                             Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                                 March 31, 1996




                                                              Three Months Ended
                                                             March 31,
                                              -----------------------------------------

                                                       Primary            Fully Diluted

                                              ------------------        -----------------

Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                         19,379,643              19,379,643

  Common stock issued due to
    exercise of options                           20,724                  20,724

  Shares purchased by
    the Company                              (    74,154)            (    74,154)
                                              -----------             ----------

  Weighted average shares
    outstanding                               19,326,213              19,326,213
                                             ===========             ===========


Computation of net income:

  Net income                                 $21,489,000             $21,489,000
                                             ===========             ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding              $       1.11            $       1.11
                                            ============            ============





Note: For the three-months ended March 31, 1996, additional weighted average shares outstanding for options under the Company's incentive stock plan were 181,953 and 190,538 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.